As filed with the Securities and Exchange Commission on May 6, 2005

Registration No. 333-123691

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

PRE-EFFECTIVE
AMENDMENT NO. 1

FORM S-3/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________
ENTERGY GULF STATES, INC. (Exact name of registrant as specified in its charter)
Texas (State or other jurisdiction of incorporation or organization)	74-0662730 (I.R.S. Employer Identification No.)
350 Pine Street Beaumont, Texas 77701 (409) 838-6631 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_____________________

MARK G. OTTS, ESQ.	MR. NATHAN E. LANGSTON	KIMBERLY M. REISLER, ESQ.
Senior Counsel -	Senior Vice President and	Partner
Corporate and Securities	Chief Accounting Officer	Thelen Reid & Priest LLP
Entergy Services, Inc.	Entergy Gulf States, Inc.	875 Third Avenue
639 Loyola Avenue	639 Loyola Avenue	New York, New York 10022-6225
New Orleans, Louisiana 70113	New Orleans, Louisiana 70113	(212) 603-2207
(504) 576-5228	(504) 576-4326

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

_____________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

_______________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Pursuant to Rule 429, the prospectus filed as part of this registration statement is being filed as a combined prospectus with respect to $40,000,000 principal amount of first mortgage bonds of the registrant remaining unsold on Registration Statement No. 333-109923, for which the registration fee was previously paid.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2005

PROSPECTUS

$500,000,000
FIRST MORTGAGE BONDS

ENTERGY GULF STATES, INC.
350 Pine Street, Beaumont, Texas 77701
(409) 838-6631

We may offer and sell, from time to time, up to $500,000,000 aggregate principal amount of our First Mortgage Bonds (the "New Bonds"). We will offer the New Bonds in one or more series or in separate sub-series, including medium term note sub-series, as determined at the time of offering and sale. We will offer the New Bonds at prices and on terms to be determined by market conditions at the time of offering and sale. The aggregate principal amount, maturity, interest rate and time of payment of interest (or method of calculating the interest rate), any redemption provisions, offering price, proceeds to us and other specific terms of the New Bonds, and any listing of any New Bonds on any national securities exchange or the Nasdaq Stock Market and any trading symbol for any New Bonds will be set forth in a prospectus supplement or supplements. This prospectus may be used to offer and sell a series of New Bonds only if accompanied by the prospectus supplement for that series.

_______________

Investing in the New Bonds involves risks. See "Risk Factors" beginning on page 1.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

_______________

We may sell the New Bonds through agents, underwriters or dealers, or directly to one or more purchasers. If sold through underwriters, the New Bonds may be sold to such underwriters by negotiation or by competitive bid. If any agents, underwriters or dealers are involved in the sale of the New Bonds in respect of which this prospectus is being delivered, the names of such agents, underwriters or dealers, any applicable discounts or commissions and the net proceeds to us with respect to the sale of such New Bonds will be set forth in a prospectus supplement. See "Plan of Distribution."

_______________

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the New Bonds, including stabilizing transactions and syndicate covering transactions. For a description of these activities, see "Plan of Distribution."

_______________

The date of this prospectus is May __, 2005.

RISK FACTORS

In considering whether to purchase the New Bonds, you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Information" immediately following the risk factors.

We face delays and uncertainties with respect to the outcome of regulatory proceedings at the Public Utility Commission of Texas, including proceedings under a 1999 law that provides for retail open access in Texas and a related freeze on our retail electric rates, which has resulted in the recent dismissal of our Texas rate case. An adverse decision in one or more of these or other proceedings could have a material adverse effect on our financial condition, results of operations, and liquidity and any trading market of the New Bonds.

In 1999, the Texas legislature enacted a law providing for competition through retail open access in the electric utility industry in Texas. The law provided for retail open access by most investor-owned electric utilities in Texas commencing January 1, 2002. With retail open access, generation and retail electric sales will become competitive businesses, but transmission and distribution operations will continue to be regulated.

The Public Utility Commission of Texas (the "PUCT") delayed retail open access in our Texas service territory due to concerns about whether the market was ready for retail open access. As required by law, we have made numerous filings with the PUCT, including our filing of a plan to separate our generation, transmission, distribution, and retail electric functions into separate companies and a request that our proposed transmission organization be certified as an independent organization under Texas law. In July 2004, the PUCT denied our application to certify our proposed transmission organization as an independent organization under Texas law, ordered the cessation of efforts to develop retail open access in our Texas service territory under a proposed interim solution, continued the delay of retail open access until we join a regional transmission organization approved by the Federal Energy Regulatory Commission (the "FERC") or another independent organization that meets Texas statutory requirements, and ordered the termination of a pilot project in our Texas service territory. The approval of a regional transmission organization by the FERC and the approval of other matters by the Securities and Exchange Commission (the "SEC") relating to our business separation plan may also further delay the implementation of retail open access in Texas. It is uncertain what effect, if any, that the PUCT order delaying efforts to develop retail open access in our Texas service territory will have on certain prior PUCT orders addressing our transition to retail competition in Texas.

In view of the PUCT order to delay retail open access in our Texas service territory, we filed a general retail electric rate case and a fuel reconciliation proceeding with the PUCT in August 2004 seeking, respectively, an aggregate annual rate increase of $68 million, including a rider to recover over a fifteen-year period $110.9 million in costs related to our efforts to move to retail open access under Texas law and an incremental capacity cost rider that would enable us to recover our actual Texas retail capacity costs (such as purchased power costs) on a timely basis, and the reconciliation of approximately $288 million in fuel and purchased power costs incurred from September 2003 through March 2004. We have not had a base rate increase in Texas since 1991, and, in connection with the proposed transition to retail open access and its subsequent delay, we have been subject to a rate freeze in Texas since September 1999. In a written order issued in October 2004, the PUCT dismissed our rate case and fuel reconciliation proceeding, finding that we remain subject to the rate freeze provided for in the 2001 settlement approved by the PUCT that initially delayed retail open access in our Texas service territory. The PUCT order permits us to petition the PUCT at any time before July 1, 2005 to modify or to lift the rate freeze; if the rate freeze is lifted by the PUCT, we may file an application to increase our rates. If we have not submitted a petition to lift the rate freeze by July 1, 2005, the PUCT will institute a proceeding to consider whether the rate freeze should be lifted at that time. We filed a motion for rehearing in November 2004, which was denied by operation of law in December 2004 due to the failure of the PUCT to rule on it. We subsequently filed an appeal of the PUCT decision in state district court in Travis County, Texas, which is pending. We are currently considering the pursuit of all additional remedies available to us in response to the PUCT order, including filing a petition to lift the rate freeze.

In February 2005, bills were submitted in the Texas Legislature that would clarify that we are no longer subject to a rate freeze and specify that retail open access will not commence in our Texas service territory until the PUCT certifies a power region. A substitute bill was passed by the Texas House of Representatives in April 2005, and is now being considered by the Texas Senate. The substitute bill changed several provisions of the original bills to address concerns raised in the legislative process. The substitute bill provides that:

    We are authorized by the legislation to proceed with a jurisdictional separation into two vertically integrated utilities, one subject solely to the retail jurisdiction of the LPSC and one subject solely to the retail jurisdiction of the PUCT;
    The portions of all prior PUCT orders requiring us to comply with any provisions of Texas law governing transition to retail competition are void;
    We must file a plan by January 1, 2006, identifying the power region(s) to be considered for certification and the steps and schedule to achieve certification;
    We must file a transition to competition plan no later than January 1, 2007, that would mitigate market power and achieve full customer choice, including potentially construction of additional transmission facilities, generation auctions, generation capacity divestiture, reinstatement of a customer choice pilot project, establishment of a price to beat, and other public interest measures;
    We may not file a general base rate case in Texas before June 30, 2007, with rates effective no earlier than June 30, 2008, but may seek before then the annual recovery of certain incremental purchased power capacity costs not in excess of five percent of our annual base rate revenues; and
    We may recover over a period not to exceed 15 years reasonable and necessary transition to competition costs incurred before the effective date of the legislation and not previously recovered, with an allowance for carrying charges.

Dismissal of our rate case does not preclude us from seeking recovery of our transition to competition costs when the rate freeze is no longer in effect. Similarly, the dismissal of our rate case does not preclude us from seeking the reconciliation of fuel and purchased power costs of $288 million incurred from September 2003 through March 2004, when we seek at the appropriate time the reconciliation of similar costs for future periods.

Extended delay and uncertainty with respect to the start of retail open access in Texas (including uncertainty as to the ultimate form of our related business separation plan, particularly in conjunction with any jurisdictional separation of our company as described in the risk factor immediately below), uncertainty as to when we will be permitted to seek rate relief in Texas, including recovery of our transition to competition costs and capital expenditures and our Texas retail capacity costs, and adverse decisions in proceedings at the PUCT could have a material adverse effect on our financial condition, results of operations, and liquidity and any trading market for the New Bonds.

In addition to the proceedings at the PUCT, we face uncertainties with respect to the outcome of a Louisiana Public Service Commission regulatory proceeding on the proposed jurisdictional separation of our company into two separate vertically integrated utilities. An adverse decision in this proceeding could have a material adverse effect on our financial condition, results of operations, and liquidity and any trading market for the New Bonds.

Pending developments at the federal level and in Texas and other states, the Louisiana Public Service Commission (the "LPSC") and the Louisiana legislature have generally deferred pursuing retail open access in Louisiana. As a result, pursuit of our business separation plan mandated by Texas law in connection with retail open access in our Texas service territory has been complicated by our having retail operations in Louisiana subject to the jurisdiction of the LPSC. During the course of our retail open access proceedings with the PUCT, the LPSC has been holding independent proceedings concerning the proposed separation of our business. Unlike our plan filed with the PUCT to separate our Texas generation, transmission, distribution, and retail electric functions into separate companies, the investigation most recently initiated in the LPSC proceedings is evaluating a jurisdictional split of our company into a Louisiana company and a Texas company. In a status conference held in September 2004 before an administrative law judge, the LPSC staff asserted that uncertainty with respect to retail open access in Texas should not control whether or when the LPSC should require the jurisdictional separation of our company and recommended that an investigation concerning the proposed jurisdictional separation proceed. We submitted a preliminary methodology developed by us for the jurisdictional separation of our company if our regulators should determine that a jurisdictional separation is in the public interest. Although it contains many components that are similar to those set forth in our business separation plan filed with the PUCT, our preliminary methodology filed with the LPSC provides for the separation of our company into a Louisiana vertically integrated utility company and a Texas vertically integrated utility company, as is envisioned by the bill that was passed by the Texas House of Representatives in April 2005, rather than the separation of our Texas generation, transmission, distribution, and retail electric functions into separate companies, as is envisioned in our plan filed with the PUCT. Approvals of the FERC, the SEC, the PUCT, and the Nuclear Regulatory Commission may also be required for certain matters before we may implement any jurisdictional separation of our company.

Although any transfer of assets resulting from a jurisdictional separation of our company would be made in accordance with the provisions of the mortgage indenture securing the New Bonds, uncertainty with respect to the proposed jurisdictional separation of our company as envisioned by the bill that was passed by the Texas House of Representatives in April 2005 and any disadvantageous decision on the structure of any jurisdictional separation ordered by the LPSC could, particularly in conjunction with any additional restructuring of our company ordered by the PUCT upon the implementation of retail open access in Texas, have a material adverse effect on our financial condition, results of operations, and liquidity and any trading market for the New Bonds.

Ownership of a nuclear generating facility creates business, financial and waste disposal risks.

We own the River Bend Steam Electric Generating Station, a 966-megawatt nuclear powered generating station. One of our affiliates operates River Bend under an arrangement providing that we are responsible for all the operating costs. As a result, we are subject to the risks arising from owning and operating a nuclear generating facility. These include the risks arising from the use, storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available in respect of losses that might arise in connection with nuclear operations, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives (the operating license for River Bend expires in 2025).

In addition, concerns are being expressed in public forums about the safety of nuclear generation units and nuclear fuel. These concerns have led to various proposals to federal regulators as well as governing bodies in some localities for legislative and regulatory changes that could lead to the shut down of nuclear units, denial of life extension applications, restrictions on nuclear units as a result of unavailability of sites for spent nuclear fuel disposal, or other adverse effects on owning and operating nuclear generation facilities. If any of the proposals relating to legislative and regulatory changes became effective, it could have a material adverse effect on our results of operation, financial condition, and liquidity and any trading market of the New Bonds.

FORWARD-LOOKING INFORMATION

In this prospectus and from time to time, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors (in addition to others described elsewhere in this prospectus supplement and in subsequent securities filings) include, but are not limited to:

  resolution of pending and future rate cases and negotiations, including performance-based rate discussions, and other regulatory proceedings including those related to the system agreement among us and our affiliated utility companies and our utility supply plan;
  our ability to manage our operation and maintenance costs;
  the performance of our generating plants, and particularly the capacity factor at our nuclear generating facility;
  the prices and availability of power we must purchase for our utility customers;
  changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund investments;
  actions of rating agencies, including changes in the ratings of debt and preferred stock, and changes in the rating agencies' ratings criteria;
  changes in inflation, interest rates, and foreign currency exchange rates;
  volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities;
  changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes our service territory, and the application of market power criteria by the FERC;
  changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;
  uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal;
  resolution of any future application for license extension of our nuclear generating facility;
  changes in law resulting from proposed energy legislation;
  changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;
  the economic climate, and particularly growth in our service territory;
  variations in weather and the occurrence of hurricanes and other storms and disasters;
  advances in technology;
  the potential effects of threatened or actual terrorism and war;
  the effects of litigation and government investigations;
  changes in accounting standards, corporate governance and securities law requirements; and
  our ability to attract and retain talented management and directors.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this "shelf" process, we may sell the New Bonds in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides a general description of the New Bonds. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with additional information described under the heading "Where You Can Find More Information" in making your investment decision.

ENTERGY GULF STATES, INC.

We were originally incorporated under the laws of the State of Texas in 1925 and were formerly named Gulf States Utilities Company. Our principal executive offices are located at 350 Pine Street, Beaumont, Texas 77701. Our telephone number is 409-838-6631.

We are a public utility company engaged in the generation, distribution and sale of electric energy, having substantially all our operations in the States of Texas and Louisiana. In addition to our principal electric business, we produce and sell steam for industrial use and purchase and retail natural gas in the Baton Rouge, Louisiana area. We serve approximately 724,000 electric customers in southeastern Texas and south Louisiana, of which approximately 48% reside in Louisiana and 52% reside in Texas. We serve approximately 91,000 natural gas customers in the Baton Rouge, Louisiana area. All of our outstanding common stock is owned by Entergy Corporation, a Delaware corporation ("Entergy"). Entergy is a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended. We, Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. are the principal operating utility subsidiaries of Entergy. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc., a generating company that owns the Grand Gulf Electric Generating Station, and Entergy Operations, Inc., a nuclear management services company.

We are subject to the jurisdiction of the municipal authorities of incorporated cities in Texas as to retail rates and services that we provide within their boundaries, with appellate jurisdiction over such matters residing in the PUCT. We are also subject to regulation by the PUCT as to retail rates and services that we provide in rural areas, certification of new generating plants and extensions of service into new areas in Texas. We are subject to regulation by the LPSC as to electric and gas service, rates and charges, certification of generating facilities and power or capacity purchase contracts, depreciation, accounting and other matters involving the territories served by us in Louisiana.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at http:// www.sec.gov. You may read and copy any document at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 10-K for the year ended December 31, 2004, our quarterly report on Form 10-Q for the quarter ended March 31, 2005, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the most recent registration statement to which this prospectus relates and prior to the effectiveness of such registration statement and any such filings made prior to the time that all of the New Bonds are sold.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http:// www. entergy.com, or by writing or calling us at the following address:

Mr. Christopher T. Screen
Assistant Secretary
Entergy Gulf States, Inc.
Post Office Box 61000
New Orleans, Louisiana 70161
(504) 576-4212

You may also direct your requests via e-mail to cscreen@entergy.com.

The information contained in this prospectus and any accompanying prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

We have filed with the SEC two Registration Statements on Form S-3 under the Securities Act of 1933 with respect to the New Bonds. This prospectus does not contain all the information set forth in the registration statements and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the New Bonds, refer to the registration statements and the exhibits filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference room of the SEC at the address set forth above. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to one or more of the registration statements.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document incorporated by reference or in an accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus or, with respect to any series of New Bonds, or any prospectus supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter.

Neither the delivery of this prospectus and any prospectus supplement relating thereto nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the dates of this prospectus and the prospectus supplements or the dates that the documents incorporated by reference in this prospectus were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended
December 31,					March 31,
2000	2001	2002	2003	2004	2005
2.60	2.36	2.49	1.51	3.04	2.92

"Earnings" represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net, and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the New Bonds for general corporate purposes, including, without limitation, meeting maturities or sinking fund requirements for any of our debt and preferred or preference stock, or redeeming or acquiring, in whole or in part, our outstanding securities. Any specific securities to be redeemed or acquired with the proceeds from a sale of a series of New Bonds and any other use of proceeds will be set forth in the prospectus supplement relating to that series.

DESCRIPTION OF NEW BONDS

General

All references to the New Bonds herein shall, unless the context otherwise requires, be deemed also to refer to each sub-series of the New Bonds if all are not issued as a single series. The New Bonds are to be issued under and secured by our Indenture of Mortgage dated September 1, 1926, as supplemented and modified by the Seventh Supplemental Indenture dated as of May 1, 1946, as further supplemented and modified by supplemental indentures thereto and as to be further supplemented from time to time, under which JPMorgan Chase Bank, N.A. is trustee. The bonds of all series that have been and may be issued under the indenture, including the New Bonds, are hereinafter under this caption referred to as the "bonds."

The statements herein concerning the New Bonds and certain provisions of the indenture are merely an outline and do not purport to be complete. They are qualified in their entirety by reference to the indenture for complete statements and for the definitions of various terms and phrases.

Terms of Specific Series of the New Bonds

A prospectus supplement will describe the following terms of a series of the New Bonds to be issued:

    the designation of such series of the New Bonds;
    the aggregate principal amount of such series;
    the date on which such series will mature;
    the rate at which such series will bear interest and the date from which such interest accrues;
    the dates on which interest will be payable;
    the prices, including redemption prices, and the other terms and conditions upon which we may redeem the particular series prior to maturity;
    whether the dividend covenant described below will be applicable to any such series;
    if an insurance policy will be provided for the payment of the principal of and/or interest on the New Bonds of such series, the terms thereof;
    the rights, if any, of a holder to elect repayment; and
    any other terms of such series of the New Bonds not inconsistent with the provisions of the indenture.

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York. See "--Book-Entry Securities."

Sinking Fund

The New Bonds will not be subject to any sinking fund, maintenance and improvement fund or similar fund with respect to the bonds.

Form and Exchange

The New Bonds will be fully registered bonds without coupons. See "--Book-Entry Securities." The New Bonds will be exchangeable for other New Bonds of the same series, or if issued in sub-series, of the same sub-series, in equal aggregate principal amounts. Although the indenture permits us to charge up to $2 per bond in connection with exchanges and transfers, we presently do not intend to do so with regard to the New Bonds.

Security

In the opinion of our counsel named under "Legality," the New Bonds will be secured, equally and ratably with all other bonds issued and outstanding under the indenture, by a valid and direct first mortgage on all our principal properties, except as stated below, subject only to:

    the prior lien of the trustee for its compensation, expenses and liability, such easements, leases, contracts, covenants, liens and other encumbrances and defects as are customarily encountered in comparable utility systems and are not of a character to interfere materially with the use and operation of such properties, current taxes,
    other liens or encumbrances that are of a minor nature and that do not secure the payment of money, and permitted encumbrances on our bondable property, franchises and permits.

There are excepted from the lien of the indenture bills, notes, accounts receivable, cash, contracts, shares of stock, bonds, and notes, other evidences of indebtedness and other securities; merchandise held for sale; materials and supplies; fuel; aircraft, automobiles and trucks, etc.; oil, gas, and other minerals underlying mortgaged lands; office furniture, equipment and supplies; and certain other properties.

The indenture permits us to acquire bondable property subject to prior liens. The indenture contains provisions subjecting to the lien thereof all property that we may acquire after the date of the indenture except property of the character expressly excepted and subject to certain limitations in cases of mergers and consolidations.

Property Subject to Prior Liens

Property subject to any prior lien cannot constitute property additions for use as a basis for action or credit under the indenture, unless such lien is established as a refundable lien and the principal amount of the outstanding indebtedness secured by such prior lien will not exceed 60% of the amount of the property subject thereto;
    the total principal amount of the prior lien indebtedness to be outstanding will not exceed 15% of the total principal amount of bonds then outstanding and bonds that we would then be entitled to have authenticated and delivered; and
    the principal amount of prior lien indebtedness being established as refundable will not exceed 60% of available net additions.

Issuance of Additional Bonds

Additional bonds ranking equally and ratably with the New Bonds may be issued under the indenture, subject to the limitation that the aggregate principal amount of bonds at any one time outstanding shall not exceed $100,000,000,000. Such additional bonds may be authenticated and delivered in an aggregate principal amount not exceeding 60% of available net additions;
    against the deposit of cash with the trustee; and
    against the retirement of bonds or refundable indebtedness.

Cash we deposit with the trustee pursuant to clause (2) above may be withdrawn to the extent of 60% of available net additions or 100% of available debt retirements of bonds or refundable indebtedness.

As of March 31, 2005, we had approximately $1.19 billion of available debt retirements, entitling us to issue approximately $803 million in principal amount of bonds on the basis of available debt retirements without an earnings coverage test, and we had approximately $2.49 billion of available net additions, entitling us to issue approximately $1.49 billion in principal amount of bonds on the basis of available net additions. We expect that the New Bonds will be issued against available debt retirements or available net additions.

As a condition to the authentication and delivery of additional bonds, except on the basis of retirements of bonds or refundable indebtedness in certain cases, net earnings available for interest for twelve consecutive months within the fifteen months immediately preceding the calendar month in which application for authentication and delivery of the bonds is made must have been at least twice the aggregate amount of the annual interest charges upon the outstanding bonds, the bonds then applied for, and any indebtedness to be outstanding secured by prior liens. Based upon the results of our operations for the twelve months ended March 31, 2005, if we were to make an application for authentication and delivery of bonds as of the date of this prospectus, we could issue approximately $917 million in principal amount of bonds, in addition to the amount of bonds then outstanding (assuming an interest rate of 5.90% for additional bonds). Such amount will be affected by the issuance of the New Bonds and the retirement of existing bonds with the proceeds of the New Bonds and by subsequent net earnings. New Bonds in a greater amount may also be issued for the refunding of outstanding bonds.

Release and Substitution of Property

Properties subject to the lien of the indenture may be released against the deposit of cash or, within certain limits, purchase money obligations and, in certain cases, governmental or municipal obligations;
    the deposit of the proceeds under a prior lien;
    available net additions; and
    available debt retirements of bonds or refundable indebtedness.

No prior notice to bondholders is required in connection with releases but subsequent reports are required in certain cases. In the event of the sale, taking or release of all or substantially all of our bondable property not subject to any nonrefundable prior lien, the proceeds must be applied to the purchase or redemption of bonds or refundable indebtedness.

Covenant as to Dividends

So long as any bonds issued on or before the date specified in the applicable prospectus supplement are outstanding, and unless otherwise specified in the applicable prospectus supplement, we will not declare any dividend (other than dividends payable in our common stock) on any shares of our common stock, unless such dividend is declared to be payable within 60 days after the date of declaration thereof and, further, we will not declare any such dividend or make any other distribution on any shares of our common stock, or purchase or otherwise retire for a consideration (other than in exchange for or from the proceeds of other shares of our capital stock) any shares of our common stock,

if the aggregate amount so declared, distributed or expended from and after December 31, 1945, to and including the date of declaration in the case of a dividend and the date of payment in any other case, would exceed the aggregate of our net income available for dividends on our common stock accumulated after December 31, 1945, to and including a date not earlier than the end of the second calendar month preceding the date of declaration in the case of a dividend and the date of payment in any other case, plus the sum of $378,000.

Trustee

At annual intervals, the trustee is required to report to the bondholders certain events, if any have occurred, including any change in its eligibility or qualifications and, if the bonds are in default, the creation of or any change in its relationship to us that constitutes a conflicting interest. In certain cases the trustee is required to share the benefit of payments received as a creditor within three months prior to default. From time to time, we may maintain deposit accounts with, and borrow funds from, the trustee. The holders of a majority of the aggregate principal amount of the bonds may require the trustee to take certain action under the indenture, including the enforcement of the lien thereof, as further described under "--Defaults and Notice Thereof" below. Before acting, among other conditions, the trustee may require indemnification satisfactory to it.

Defaults and Notice Thereof

A default is defined as

    a default in payment of principal or premium, if any, when due;
    a default for 30 days in payment of interest after due;
    a default for 60 days in satisfaction of sinking and improvement fund obligations;
    a default under the covenants, conditions and agreements contained in the indenture on our part for 90 days after notice by the trustee or the holders of 15% of the aggregate principal amount of the outstanding bonds;
    certain events in bankruptcy, insolvency, receivership or reorganization proceedings; or
    certain events relating to the continuance of unsatisfied judgments.

We are required to deliver annually to the trustee an officers' certificate stating whether or not, to the best of the knowledge of the signers, any default exists. The trustee is required to give certain notice to the bondholders after the occurrence of a default, if not cured, but the trustee is protected in withholding notice of defaults other than in the payment of principal, interest, or sinking and improvement fund or purchase fund installments, if it determines in good faith that the withholding of notice is in the interests of the bondholders.

Anything in the indenture to the contrary notwithstanding, the right of any bondholder to receive payment of the principal of and interest on the holder's bond on or after the due date of the bond as expressed in the bond or to institute suit for the enforcement of the payment on or after the due date of the bond is absolute and unconditional and will not be impaired or affected without the consent of the holder. Moreover, under most circumstances, the holders of a majority in aggregate principal amount of the bonds then outstanding have the right to require the trustee to proceed to enforce the lien of the indenture and direct and control the time, method and place of conducting any and all proceedings authorized by the indenture for any sale of the trust estate, the foreclosure of the indenture, or any other action or proceeding thereunder instituted by the trustee. The holders of not less than 75% of the aggregate principal amount of the bonds outstanding, including not less than 60% of each series of such bonds outstanding, may waive any past default, except for a default in the payment of principal of, premium, if any, or interest on the bonds.

Satisfaction and Discharge

If we should pay or provide for payment of the entire indebtedness on all bonds as the indenture provides and should pay all other sums due and payable under the indenture and should so request, the trustee will acknowledge satisfaction of the indenture and surrender the trust estate, other than cash for the payment of bonds, to us.

Modification or Amendment of Indenture

The indenture and the rights and obligations of both us and the bondholders may be modified with the consent of the holders of not less than 75% in aggregate principal amount of the outstanding bonds, including not less than 60% of each series affected, but no such modification shall extend the maturity of any of the bonds or reduce the rate or extend the time of payment of interest on the bonds or reduce the amount of principal of the bonds, or reduce any premium payable on the redemption of the bonds, without the consent of the holder of each affected bond;
    permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the indenture, without the consent of the holders of all the bonds then outstanding; or
    reduce the above-described percentage of bondholders required to approve any such modification, without the consent of the holders of all the bonds then outstanding.

Merger and Sale of Assets

The indenture provides that we may consolidate with or merge into any other corporation or sell, convey, transfer or lease, subject to the lien of the indenture, all of the trust estate as, or substantially as, an entirety to any corporation lawfully entitled to acquire or lease and operate the same, provided, among other things, that such action shall be upon such terms as do not in any respect impair the lien and security of the indenture, and that the corporation resulting from such merger or consolidation or into or with which we merge, or the corporation that shall have received our properties and assets, shall assume by a supplemental indenture the due and punctual payment of the principal of and interest on all the bonds and the performance of the covenants and conditions for us to keep or to perform.

Book-Entry Securities

The Depository Trust Company ("DTC") will act as securities depository for the New Bonds. The New Bonds will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC. One or more fully registered New Bond certificates will be issued for each issue of the New Bonds, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on the records of DTC. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of New Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; the records of DTC reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of New Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults, and proposed amendments to the indenture. For example, Beneficial Owners of New Bonds may wish to ascertain that the nominee holding the New Bonds for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the New Bonds within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to New Bonds unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts New Bonds are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds, principal payments, interest payments, and any premium payments on the New Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the trustee, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the New Bonds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its New Bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such New Bonds by causing the Direct Participant to transfer the interest of the Participant in the New Bonds, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of New Bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the New Bonds are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered New Bonds to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as depository with respect to the New Bonds at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor depository is not obtained, New Bond certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, New Bond certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We may offer and sell the New Bonds

    through one or more underwriters or dealers;
    directly to a limited number of purchasers or to a single purchaser;
    through one or more agents; or
    through a combination of any such methods.

A prospectus supplement with respect to the New Bonds will set forth the terms of the offering of the New Bonds, the proceeds to us from the sale of the New Bonds, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and whether or not the New Bonds will be listed on any national securities exchange or the Nasdaq Stock Market. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we sell the New Bonds through underwriters, they will acquire them for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters with respect to the New Bonds being offered will be named in a prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of that prospectus supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the New Bonds to which such underwriting agreement relates if any are purchased, but that agreement may provide that under certain circumstances, including a default of one or more underwriters, less than all the New Bonds may be purchased.

The New Bonds may be sold directly by us or through agents designated by us. Any agent involved in the offer or sale of the New Bonds in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in a prospectus supplement.

Broker-dealers may or may not make a market in any series of the New Bonds. A liquid trading market for any series of the New Bonds may or may not develop.

Any underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed to cover syndicate short positions. Such stablilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be in the absence of such transactions.

We will agree to indemnify any underwriters, dealers, agents or purchasers, and their controlling persons, against certain civil liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers, and agents and their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

We are currently contemplating issuing up to $250 million of New Bonds in an underwritten offering shortly after the SEC declares the registration statement containing this prospectus effective. The general terms of the New Bonds are described in this prospectus under "Description of New Bonds." We have not finally determined the timing or terms of such an offering. The interest rate is expected to be a fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. Maturity of these New Bonds is expected to be from 5 to 30 years. We expect that the use of proceeds from this offering will be for refinancing our existing debt (including expenses). Other terms have not been determined at this time, but will be reflected in a prospectus supplement that will be filed with the SEC if and when we decide to proceed with any such offering.

EXPERTS

The financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from the company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to our change in 2003 in the method of accounting for asset retirement obligations and for consolidation of variable interest entities, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The validity of the New Bonds will be passed upon for us by Mark G. Otts, Senior Counsel, Entergy Services, Inc., New Orleans, Louisiana, as to matters of Louisiana law; Orgain, Bell & Tucker, L.L.P., Beaumont, Texas, as to matters of Texas law; and Thelen Reid & Priest LLP, New York, New York. Certain legal matters with respect to the New Bonds will be passed on for any underwriters, dealers, agents, or purchasers by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Thelen Reid & Priest LLP and Pillsbury Winthrop Shaw Pittman LLP may rely on the opinion of Orgain, Bell & Tucker, L.L.P. as to matters of Texas law and the opinion of Mark G. Otts as to matters of Louisiana law relevant to their opinions.

All matters pertaining to franchises, titles to property and the lien of the indenture under Louisiana law will be passed upon for us by Mark G. Otts, Senior Counsel, Entergy Services, Inc., and all matters pertaining to our organization and to franchises, titles to property and the lien of the indenture under Texas law will be passed upon for us by Orgain, Bell & Tucker, L.L.P.

The statements as to matters of law and legal conclusions made under "Description of New Bonds--Security" in this prospectus have been reviewed by Mark G. Otts, Senior Counsel, Entergy Services, Inc., and Orgain, Bell & Tucker, L.L.P. and are set forth herein in reliance upon their opinions and upon their authority as experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

	Initial Sale	Each Additional Sale
Filing Fees-Securities and Exchange Commission:
Registration Statement	$54,142	$0
*Rating Agencies' fees	30,000	30,000
*Trustee's fees	7,500	7,500
*Fees of Company's Counsel:
Orgain, Bell & Tucker, L.L.P.	5,000	3,000
Thelen Reid & Priest LLP	50,000	30,000
*Fees of Entergy Services, Inc.	35,000	25,000
*Accounting fees	6,000	15,000
*Printing and engraving costs	25,000	15,000
*Miscellaneous expenses (including Blue-Sky expenses)	20,000	15,000
*Total Expenses	$232,642	$140,500

__________________

*Estimated

Item 15. Indemnification of Directors and Officers.

We have insurance covering our expenditures that might arise in connection with our lawful indemnification of our directors and officers for certain of their liabilities and expenses. Our directors and officers also have insurance that insures them against certain other liabilities and expenses. The corporation laws of Texas permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, and, under our Restated Articles of Incorporation, our officers and directors may generally be indemnified to the full extent of such laws.

Item 16. Exhibits.
Number	Description of Exhibit
*1.01	Form of Underwriting Agreement relating to the New Bonds.
**3.01

Restated Articles of Incorporation of Entergy Gulf States, Inc. effective November 17, 1999 (filed as Exhibit 3(i)(d)1 to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 1999 in 1-27031).

**3.02

By-Laws of Entergy Gulf States, Inc. effective November 26, 1999, and as presently in effect (filed as Exhibit 3(ii)(d) to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 1999 in 1-27031).

**4.01

Indenture of Mortgage, dated September 1, 1926, as amended by certain supplemental indentures (filed, respectively, as the exhibits and in the file numbers indicated: B-a-I-1 in Registration No. 2-2449 (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh); 4-2 in Registration No. 33-49739 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 (Fifty-fourth); 4 to Form 10-K for the year ended December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31, 1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth); A-2(b) to Rule 24 Certificate dated November 18, 2002 in 70-9751 (Sixty-first); A-2(c) to Rule 24 Certificate dated December 6, 2002 in 70-9751 (Sixty-second); A-2(d) to Rule 24 Certificate dated June 16, 2003 in 70-9751 (Sixty-third); A-2(e) to Rule 24 Certificate dated June 27, 2003 in 70-9751 (Sixty-fourth); A-2(f) to Rule 24 Certificate dated July 11, 2003 in 70-9751 (Sixty-fifth); A-2(g) to Rule 24 Certificate dated July 28, 2003 in 70-9751 (Sixty-sixth); A-3(i) to Rule 24 Certificate dated November 4, 2004 in 70-10158 (Sixty-seventh); A-3(ii) to Rule 24 Certificate dated November 23, 2004 in 70-10158 (Sixty-eighth); and A-3(iii) to Rule 24 Certificate dated February 16, 2005 in 70-10158 (Sixty-ninth)).

*4.02	Form of Supplemental Indenture to the Indenture of Mortgage.
*5.01	Opinion of Mark G. Otts, Senior Counsel - Corporate and Securities of Entergy Services, Inc.
*5.02	Opinion of Orgain, Bell & Tucker, L.L.P.
*5.03	Opinion of Thelen Reid & Priest LLP.
**12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 2004 in 1-27031).
*12.02	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 99(b) to the Form 10-Q of Entergy Gulf States, Inc. for the quarter ended March 31, 2005 in 1-27031).
23.01	Consent of Deloitte & Touche LLP.
*23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
*23.03	Consent of Orgain, Bell & Tucker, L.L.P. (included in Exhibit 5.02 hereto).
*23.04	Consent of Thelen Reid & Priest LLP (included in Exhibit 5.03 hereto).
*24.01	Powers of Attorney of certain officers and directors of Entergy Gulf States, Inc. (included on pages S-1 and S-2 of the initial filing of this registration statement).
*25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A.

___________________
*Previously Filed
**Incorporated by reference herein.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on May 6, 2005.

ENTERGY GULF STATES, INC.

By:	/s/ Jay A. Lewis
Jay A. Lewis Vice President, Chief Financial Officer - Utility Operations Group

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph F. Domino*
Joseph F. Domino	Chairman of the Board, Director, and President and Chief Executive Officer-Texas (Principal Executive Officer)	May 6, 2005

/s/ E. Renae Conley*
E. Renae Conley	Director and President and Chief Executive Officer-Louisiana (Principal Executive Officer)	May 6, 2005

/s/ Nathan E. Langston*
Nathan E. Langston	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 6, 2005

/s/ Jay A. Lewis
Jay A. Lewis	Vice President, Chief Financial Officer - Utility Operations Group (Principal Financial Officer)	May 6, 2005

/s/ Leo P. Denault*
Leo P. Denault	Director	May 6, 2005

/s/ Mark T. Savoff*
Mark T. Savoff	Director	May 6, 2005

/s/ Richard J. Smith*
Richard J. Smith	Director	May 6, 2005

*By: /s/ Frank Williford
        Frank Williford
       Attorney-in-Fact

EXHIBIT INDEX
Number	Description of Exhibit
*1.01	Form of Underwriting Agreement relating to the New Bonds.
**3.01

Restated Articles of Incorporation of Entergy Gulf States, Inc. effective November 17, 1999 (filed as Exhibit 3(i)(d)1 to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 1999 in 1-27031).

**3.02

By-Laws of Entergy Gulf States, Inc. effective November 26, 1999, and as presently in effect (filed as Exhibit 3(ii)(d) to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 1999 in 1-27031).

**4.01

Indenture of Mortgage, dated September 1, 1926, as amended by certain supplemental indentures (filed, respectively, as the exhibits and in the file numbers indicated: B-a-I-1 in Registration No. 2-2449 (Mortgage); 7-A-9 in Registration No. 2-6893 (Seventh); 4-2 in Registration No. 33-49739 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in Registration No. 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 (Fifty-fourth); 4 to Form 10-K for the year ended December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to Amendment No. 9 to Registration No. 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31, 1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth); A-2(b) to Rule 24 Certificate dated November 18, 2002 in 70-9751 (Sixty-first); A-2(c) to Rule 24 Certificate dated December 6, 2002 in 70-9751 (Sixty-second); A-2(d) to Rule 24 Certificate dated June 16, 2003 in 70-9751 (Sixty-third); A-2(e) to Rule 24 Certificate dated June 27, 2003 in 70-9751 (Sixty-fourth); A-2(f) to Rule 24 Certificate dated July 11, 2003 in 70-9751 (Sixty-fifth); A-2(g) to Rule 24 Certificate dated July 28, 2003 in 70-9751 (Sixty-sixth); A-3(i) to Rule 24 Certificate dated November 4, 2004 in 70-10158 (Sixty-seventh); A-3(ii) to Rule 24 Certificate dated November 23, 2004 in 70-10158 (Sixty-eighth); and A-3(iii) to Rule 24 Certificate dated February 16, 2005 in 70-10158 (Sixty-ninth)).

*4.02	Form of Supplemental Indenture to the Indenture of Mortgage.
*5.01	Opinion of Mark G. Otts, Senior Counsel - Corporate and Securities of Entergy Services, Inc.
*5.02	Opinion of Orgain, Bell & Tucker, L.L.P.
*5.03	Opinion of Thelen Reid & Priest LLP.
**12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(b) to the Form 10-K of Entergy Gulf States, Inc. for the year ended December 31, 2004 in 1-27031).
**12.02	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 99(b) to the Form 10-Q of Entergy Gulf States, Inc. for the quarter ended March 31, 2005 in 1-27031).
23.01	Consent of Deloitte & Touche LLP.
*23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
*23.03	Consent of Orgain, Bell & Tucker, L.L.P. (included in Exhibit 5.02 hereto).
*23.04	Consent of Thelen Reid & Priest LLP (included in Exhibit 5.03 hereto).
*24.01	Powers of Attorney of certain officers and directors of Entergy Gulf States, Inc. (included on pages S-1 and S-2 of the initial filing of this registration statement).
*25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A.

___________________
*Previously Filed
**Incorporated by reference herein.